Exhibit 99.1

Dear Colleagues:

We wanted to update you on some news – about our strategy and our new products but also, regrettably, about the need for a number of buyouts and layoffs across the company. The job losses are necessary to control our costs and to allow us to continue to invest in the digital future of The New York Times, but we know that they will be painful both for the individuals affected and for their colleagues.

The reduction in positions will vary across the company. In some parts of the business side, previous rounds of job cuts have been so great that the scope for further headcount loss is marginal, but there will be job losses in some departments and we will be offering buyouts to senior managers (those in bands 1 & 2) in the print, digital and advertising divisions. More specific information about jobs in each area of the company will be provided by your managers very soon.

We are reducing the cost base of the company to safeguard the long-term profitability of The Times, not because of any short-term business difficulties. For some perspective, we want to update you on the quarter that ended this past Sunday, which we expect will reflect some significant progress, as well as some continuing challenges.

Boosted by Paid Posts, growth in smartphone and video, and the energy and commitment of our advertising team, we expect digital advertising to show approximately 16% growth in the quarter, the best quarterly performance since 2010. Print advertising is notoriously volatile and the third quarter was no exception, with weakness in July and August followed by a more robust September. The combination of that September rally and the marked growth on the digital side means that instead of the “mid-single digit decline” we predicted, total company-wide advertising revenue is expected to be roughly flat in the quarter.

We also made progress in digital subscriptions in Q3 and estimate that we will have added more than 40,000 net new digital subscribers, the largest number of quarterly additions since 2012, with a higher proportion of new core subscribers than in the previous quarter and an encouraging number of new international subscribers. Accordingly, we now expect modest growth in the quarter in our total circulation revenues.

However, our operating costs will be up in Q3 in the low- to mid-single digit percentage range (excluding severance) and as a result, our profitability for the quarter and the year as a whole is still expected to be lower than last year. This is in line with our previous guidance to the market, but it’s a reminder that the combination of the continuing secular pressure on our high margin print advertising revenue and the need for investment in the future is impacting our profitability and for this reason, we are now focused on cutting our costs.

As we embark on these cost reductions we recognize that we must preserve and in some cases develop and expand the activities and capabilities on which future growth depends. As a result, we will largely exclude some critical areas like digital technology and core products from the reductions and we will invest heavily over the coming months on initiatives that support our growth strategy. These include mobile, audience development, our digital product portfolio, advertising and targeted areas of print.

Let’s turn to what lies ahead. We remain committed to our core strategy of growing our long-term revenues and profits by building on the talent of our journalists and the reputation of The New York Times and making a successful transition from a print to a digitally focused business model. Building a strong portfolio of digital offerings is a key part of this strategy. Despite the strong third quarter for digital subscriptions, we recognize that our suite of products and offers needs further development.

NYT Now is a terrific app and has struck a chord with younger users, many of them entirely new to The Times. However our effort to define and market a lower-priced subscription offer on the web and core apps has proven much less successful. So we’ve decided to split those two efforts. We will continue to back NYT Now as a smartphone-only product, aimed at new and younger audiences and we’ve already begun to test other, more intuitive lower-priced subscription offers.

NYT Opinion also attracted early passionate loyalists and it too broke new ground for The Times in the curation of the rest of the Web. We’ve learned some important editorial and design lessons from it that will be invaluable as we grapple with the continued challenges and opportunities of mobile. But, four months after the launch of the app, it hasn’t attracted the kind of new audience it would need to be truly scalable. So we’ve decided to sunset the app, though we will continue to sell access to the Opinion section of the Web site as a separate subscription offer.

As you all likely know, we took a different approach with Cooking, building awareness and usage of the product before consideration of a paid subscription model. We learned this week that by the end of September, just two weeks after its official launch, the product had more than a million unique visitors – a stunning achievement which bodes very well for Cooking’s future success.

Times Premier got off to a strong start and we’re now focusing more resources on improving and enriching the range and richness of the content available to subscribers of the product designed for our most committed readers.

We shouldn’t be surprised that we’ve enjoyed different levels of success with different products. They are all experiments, which we are determined to treat as such: to learn, pivot and, where necessary, make prompt decisions about them. We believe that this process of exploration and experimentation is essential to future growth at The New York Times and we will continue to support and fund it.

There are good reasons to be confident about the future of The New York Times: the undiminished quality of our journalism, our strong financial position, a brilliant executive editor with a formidable new leadership team, a clear strategy and – particularly thanks to the Innovation Report – a fresh impetus for change and experimentation.

Our present strength and future success both depend on your commitment to The New York Times and its mission. We thank you for all you do.

Arthur and Mark

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